Exhibit 99.1

Hallmark Financial Services, Inc. 777 Main Street, Suite 1000, Fort Worth, TX 76102 817.348.1600 hallmarkgrp.com

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FOURTH QUARTER AND FISCAL 2017 RESULTS

FORT WORTH, Texas, (March 12, 2018) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced results for its fourth quarter and fiscal year ended December 31, 2017, including the following highlights:

•	4th quarter 2017 net loss of $10.6 million, or $0.59 per diluted share
•	Fiscal 2017 net loss of $11.6 million, or $0.63 per diluted share
•	Net combined ratio of 118.7% for 4th quarter 2017 and 107.9% for fiscal 2017
•	4th quarter 2017 unfavorable prior year reserve development of $19.9 million versus $8.4 million unfavorable development for 4th quarter 2016
•	Fiscal 2017 unfavorable prior year reserve development of $40.1 million versus $7.6 million unfavorable development for prior year
•	Catastrophe losses, net of reinsurance, of $1.4 million for the 4th quarter 2017 and $7.8 million for fiscal 2017, which included $3.1 million from Hurricane Harvey, compared to $0.6 million and $11.0 million for the same periods of the prior year
•	4th quarter results include a deferred tax revaluation charge of $1.3 million, or $0.07 per share, related to the passage of the Tax Cuts and Jobs Act of 2017
•	4th quarter 2017 total revenues of $97.4 million, increased slightly over 4th quarter 2016
•	Fiscal 2017 total revenues of $385.5 million increased 3% over the prior year

“Our results have been adversely impacted by reserve development from prior years on our commercial and personal auto lines. The impact of the prior year development contributed 21.5 points and 11.1 points to the combined ratio for the fourth quarter and fiscal year, and has masked the underlying progress made in diversifying and developing a best in class specialty insurer. We have seen rising frequency and severity trends, as well as significantly more litigation, in the commercial and personal auto lines,” said Naveen Anand, President and Chief Executive Officer.

“In commercial auto, we are seeing significantly more adverse verdicts hitting policy limits making this line of business a target for litigation and large claim settlements. We changed our underwriting approach and underwriting leadership as well as adjusted our claim operations to address the new reality in this line. We have exited two states due to price inadequacy and increased rates on all segments of commercial auto over the last two years. Additionally, we have culled underperforming accounts and developed and launched our package binding authority business to further diversify this segment of our business,” continued Mr. Anand.

“We’ve conducted comprehensive reviews of open claims and conservatively adjusted case reserves to reflect our current outlook. Over the course of the last two years, we have effectively transitioned Hallmark from a decentralized claims operation to a centralized one for every product and line of business and made appropriate leadership and management investments throughout the claim organization. The claims processes have been completely revamped as well,” continued Mr. Anand.

“This is beginning to have the expected impact on more current accident year loss ratios for 2016 and 2017. We are seeing positive rate momentum across most lines of business which we believe will ultimately offset the claims frequency and severity trends,” continued Mr. Anand.

“In personal auto, underwriting actions taken have improved the loss ratios by 31.5 points for the fourth quarter and 14.7 points for 2017 compared to the same periods of the previous year. Our actions have resulted in a reduction in gross premiums and the expense ratio has increased in the near term. We expect the expense ratio to normalize over the course of 2018,” continued Mr. Anand.

“Early in my tenure at Hallmark, we identified the need to diversify the book from primarily an auto writer into other specialty product segments. That process is well underway. Our specialty brokerage business is now our largest segment within Hallmark. Additionally, we’ve re-balanced the book on a geographic standpoint and adjusted our catastrophe underwriting approach. The improved 2017 catastrophe results reflect these actions despite a record setting year for the industry for natural disasters. An updated investor presentation will be posted on our website (www.hallmarkgrp.com) today that provides a summary of the significant strategic actions undertaken to develop Hallmark into a best in class specialty insurance group,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Our total cash and investments was $729.0 million, or $40.12 per share, as of December 31, 2017, which was up slightly from the $39.82 per share as of December 31, 2016. Our balance sheet remains liquid with a very short duration in our investment portfolio and cash balances (including restricted cash) of $67.6 million as of December 31, 2017, ready to be deployed as we see opportunity.”

Fourth Quarter
	2017	2016	% Change
	($ in thousands, unaudited)
Gross premiums written	145,837	129,528	13%
Net premiums written	81,121	83,275	-3%
Net premiums earned	92,319	90,550	2%
Investment income, net of expenses	4,513	4,399	3%
Gain on investments	724	930	-22%
Other-than-temporary impairments	(1,620)	-	nm
Total revenues	97,375	97,254	0%
Net loss	(10,629)	(3,662)	190%
Net loss per share - basic	$(0.59)	$(0.20)	195%
Net loss per share - diluted	$(0.59)	$(0.20)	195%
Book value per share	$13.82	$14.28	-3%
Cash flow from operations	(27,130)	5,322	-610%

Fiscal Year
	2017	2016	% Change
	($ in thousands)
Gross premiums written	604,156	549,077	10%
Net premiums written	365,583	361,829	1%
Net premiums earned	361,037	353,370	2%
Investment income, net of expenses	18,874	16,342	15%
Gain on investments	5,672	2,519	125%
Other-than-temporary impairments	(5,877)	(2,888)	103%
Total revenues	385,521	375,952	3%
Net (loss) income	(11,553)	6,526	-277%
Net (loss) income per share - basic	$(0.63)	$0.35	-280%
Net (loss) income per share - diluted	$(0.63)	$0.34	-285%
Book value per share	$13.82	$14.28	-3%
Cash flow from operations	7,199	30,854	-77%

Fourth Quarter 2017 Commentary

Hallmark reported a net loss of $10.6 million and $11.6 million for the three months and fiscal year ended December 31, 2017, as compared to a net loss of $3.7 million and net income of $6.5 million for the same periods the prior year. On a diluted basis per share, the Company reported a net loss of $0.59 per share and $0.63 per share for the three months and fiscal year ended December 31, 2017, as compared to a net loss of $0.20 per share and net income of $0.34 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 90.3% and 79.9% for the three months and fiscal year ended December 31, 2017, as compared to 85.5% and 71.8% for the same periods the prior year. Hallmark's net expense ratio was 28.4% and 28.0% for the three months and fiscal year ended December 31, 2017 as compared to 25.5% and 28.0% for the same periods the prior year. Hallmark’s net combined ratio was 118.7% and 107.9% for the three months and fiscal year ended December 31, 2017, as compared to 111.0% and 99.8% for the same periods the prior year.

Hallmark’s discontinued workers’ compensation and occupational accident lines of business, previously written by the Standard Commercial Segment, adversely impacted the consolidated net combined ratio by 0.9 points for the fiscal year ended December 31, 2017, compared to a favorable impact of 0.5 points for the fiscal year ended December 31, 2016. Similarly, within the Standard Commercial Segment these discontinued lines of business accounted for 4.9 points of the 102.8% net combined ratio for the fiscal year ended December 31, 2017, as compared to (1.7) points of the 94.0% net combined ratio of the Standard Commercial Segment for the fiscal year ended December 31, 2016.

During the three months and fiscal year ended December 31, 2017, Hallmark’s total revenues were $97.4 million and $385.5 million, representing an increase of 0% and 3%, from the $97.3 million and $376.0 million in total revenues for the same periods of 2016. During the three months and fiscal year ended December 31, 2017, Hallmark’s loss before tax was $16.0 million and $16.6 million, as compared to loss before tax of $6.2 million and income before tax of $8.5 million reported during the same periods the prior year. Hallmark’s reported net loss of $10.6 million for the three months and $11.6 million for the fiscal year ended December 31, 2017 included a charge of $1.3 million from the revaluation of deferred tax balances from a 35% statutory tax rate to the new 21% statutory tax rate under the Tax Cuts and Jobs Act of 2017.

The increase in revenue for the fiscal year ended December 31, 2017 was primarily attributable to higher net earned premiums in the Specialty Commercial Segment, partially offset by lower net earned premiums in the Standard Commercial Segment and the Personal Segment. Net earned premiums for the fiscal year ended December 31, 2017 included the impact of $1.3 million of ceded reinstatement premium attributable to Hurricane Harvey. Further contributing to the increase in revenues was higher net investment income, higher net realized gains and higher commission and fee revenue. These increases in revenue during the fiscal year ended December 31, 2017 were partially offset by higher other-than-temporary impairments and lower finance charges.

The increase in revenue for the fiscal year ended December 31, 2017 was offset by higher losses and loss adjustment expenses (“LAE”) of $34.6 million over the prior year. The increase in losses and LAE was primarily the result of unfavorable net prior year loss reserve development and higher current accident year loss trends in the Contract Binding operating unit. During the twelve months ended December 31, 2017, Hallmark recorded unfavorable prior year net loss reserve development of $40.1 million as compared to $7.6 million of unfavorable prior year net loss reserve development for the same period of 2016. The unfavorable prior year reserve development during the twelve months ended December 31, 2017 was primarily driven by the continued emergence of increased frequency and severity trends in the primary commercial auto lines of business within the Contract Binding operating unit, which was representative of industry trends. These trends had an amplified impact on Hallmark’s consolidated results because this is the largest line of retained business in the Company’s portfolio. Hallmark incurred an aggregate of $7.8 million of net catastrophe losses during the year ended December 31, 2017 as compared to $11.0 million for the same period the prior year. Operating expenses during the year ended December 31, 2017 were unchanged from the same period during 2016 mostly as a result of a $1.8 million payment to settle the earn-out related to the previous acquisition of TBIC during the second quarter of 2016 and lower production related expenses due primarily to increased ceding commissions in the Specialty Commercial Segment, partially offset by increased salary and related expenses and other operating expenses driven by Hallmark’s investment in technology for the year ended December 31, 2017 as compared to the same periods during 2016.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles, Atlanta and Jersey City. Hallmark markets, underwrites and services over half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets

($ in thousands, except par value)	Dec. 31	Dec. 31
ASSETS	2017	2016
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (amortized cost: $604,999 in 2017 and $597,784 in 2016)	$605,746	$597,457
Equity securities, available-for-sale, at fair value (cost: $30,253 in 2017 and $31,449 in 2016)	51,763	51,711
Other investment (cost: $3,763 in 2017 and 2016)	3,824	4,951
Total investments	661,333	654,119
Cash and cash equivalents	64,982	79,632
Restricted cash	2,651	7,327
Ceded unearned premiums	112,323	81,482
Premiums receivable	104,373	89,715
Accounts receivable	1,513	2,269
Receivable for securities	5,235	3,047
Reinsurance recoverable	182,928	147,821
Deferred policy acquisition costs	16,002	19,193
Goodwill	44,695	44,695
Intangible assets, net	10,023	12,491
Deferred federal income taxes, net	1,937	1,365
Federal income tax recoverable	7,532	3,951
Prepaid expenses	1,743	1,552
Other assets	13,856	13,801
Total Assets	$1,231,126	$1,162,460
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities (less unamortized debt issuance cost of $949 in 2017 and $1,001 in 2016)	55,753	55,701
Reserves for unpaid losses and loss adjustment expenses	527,100	481,567
Unearned premiums	276,642	241,254
Reinsurance balances payable	52,487	46,488
Pension liability	1,605	2,203
Payable for securities	7,488	14,215
Accounts payable and other accrued expenses	28,933	25,296
Total Liabilities	980,008	896,724
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2017 and 2016	3,757	3,757
Additional paid-in capital	123,180	123,166
Retained earnings	136,474	148,027
Accumulated other comprehensive income	12,234	10,371
Treasury stock (2,703,803 shares in 2017 and 2,260,849 shares in 2016), at cost	(24,527)	(19,585)
Total Stockholders’ Equity	251,118	265,736
Total Liabilities & Stockholders' Equity	$1,231,126	$1,162,460

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended		Fiscal Year Ended
($ in thousands, except share amounts)	December 31		December 31
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Gross premiums written	$145,837	$129,528	$604,156	$549,077
Ceded premiums written	(64,716)	(46,253)	(238,573)	(187,248)
Net premiums written	81,121	83,275	365,583	361,829
Change in unearned premiums	11,198	7,275	(4,546)	(8,459)
Net premiums earned	92,319	90,550	361,037	353,370

Investment income, net of expenses	4,513	4,399	18,874	16,342
Net realized gains	724	930	5,672	2,519
Other-than-temporary impairments	(1,620)	-	(5,877)	(2,888)
Finance charges	986	1,152	3,867	4,977
Commission and fees	384	149	1,679	1,427
Other income	69	74	269	205
Total revenues	97,375	97,254	385,521	375,952

Losses and loss adjustment expenses	83,383	77,454	288,308	253,688
Operating expenses	28,360	24,206	106,805	106,769
Interest expense	982	1,151	4,512	4,549
Amortization of intangible assets	617	617	2,468	2,468
Total expenses	113,342	103,428	402,093	367,474

(Loss) income before tax	(15,967)	(6,174)	(16,572)	8,478
Income tax (benefit) expense	(5,338)	(2,512)	(5,019)	1,952
Net (loss) income	$(10,629)	$(3,662)	$(11,553)	$6,526

Net (loss) income per share:
Basic	$(0.59)	$(0.20)	$(0.63)	$0.35
Diluted	$(0.59)	$(0.20)	$(0.63)	$0.34

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Three Months Ended Dec. 31   (2017 unaudited)

	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Gross premiums written	$114,340	$93,710	$18,526	$17,190	$12,971	$18,628	$-	$-	$145,837	$129,528
Ceded premiums written	(55,182)	(35,577)	(2,124)	(1,914)	(7,410)	(8,762)	-	-	(64,716)	(46,253)
Net premiums written	59,158	58,133	16,402	15,276	5,561	9,866	-	-	81,121	83,275
Change in unearned premiums	8,627	4,373	789	1,331	1,782	1,571	-	-	11,198	7,275
Net premiums earned	67,785	62,506	17,191	16,607	7,343	11,437	-	-	92,319	90,550

Total revenues	72,889	66,419	17,853	17,502	8,511	12,830	(1,878)	503	97,375	97,254

Losses and loss adjustment expenses	67,032	53,716	10,558	11,113	5,793	12,625	-	-	83,383	77,454

Pre-tax income (loss)	(11,006)	(1,426)	1,559	1,243	(747)	(2,992)	(5,773)	(2,999)	(15,967)	(6,174)

Net loss ratio (1)	98.9%	85.9%	61.4%	66.9%	78.9%	110.4%			90.3%	85.5%
Net expense ratio (1)	24.1%	22.3%	33.3%	31.5%	35.4%	21.4%			28.4%	25.5%
Net combined ratio (1)	123.0%	108.2%	94.7%	98.4%	114.3%	131.8%			118.7%	111.0%

Favorable (Unfavorable) Prior Year Development	(22,653)	(10,564)	2,564	3,531	224	(1,358)	-	-	(19,865)	(8,391)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Fiscal Year Ended Dec. 31    (2017 unaudited)

	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Gross premiums written	$464,714	$388,914	$78,228	$76,891	$61,214	$83,272	$-	$-	$604,156	$549,077
Ceded premiums written	(199,692)	(139,842)	(8,940)	(8,401)	(29,941)	(39,005)	-	-	(238,573)	(187,248)
Net premiums written	265,022	249,072	69,288	68,490	31,273	44,267	-	-	365,583	361,829
Change in unearned premiums	(5,936)	(7,182)	(3,070)	(980)	4,460	(297)	-	-	(4,546)	(8,459)
Net premiums earned	259,086	241,890	66,218	67,510	35,733	43,970	-	-	361,037	353,370

Total revenues	277,946	255,897	70,302	71,966	40,462	49,826	(3,189)	(1,737)	385,521	375,952

Losses and loss adjustment expenses	213,050	169,125	45,227	41,173	30,031	43,390	-	-	288,308	253,688

Pre-tax income (loss)	2,012	24,417	2,440	8,866	(3,058)	(6,839)	(17,966)	(17,966)	(16,572)	8,478

Net loss ratio (1)	82.2%	69.9%	68.3%	61.0%	84.0%	98.7%			79.9%	71.8%
Net expense ratio (1)	23.7%	25.3%	34.5%	33.0%	29.3%	21.5%			28.0%	28.0%
Net combined ratio (1)	105.9%	95.2%	102.8%	94.0%	113.3%	120.2%			107.9%	99.8%

Favorable (Unfavorable) Prior Year Development	(40,477)	(12,502)	970	9,901	(598)	(5,007)	-	-	(40,105)	(7,608)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.